Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	October 12, 2021
CONTACT:	Kenneth A. Martinek Chairman and Chief Executive Officer
PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC. TO RECORD LOAN WRITE DOWN IN

THIRD QUARTER

White Plains, NY; October 12, 2021. As previously reported, NorthEast Community Bancorp, Inc. (NasdaqCM: NECB) (the “Company”), the parent company of NorthEast Community Bank, had one non-performing loan as of June 30, 2021 that was a non-residential real estate loan with a balance of  $3.593 million that is secured by commercial real estate located in Greenwich, Connecticut and guaranteed by the two borrowers. The loan was originated in 2016 as a two-year bridge loan and, upon the borrower’s failure to satisfy the loan at the maturity date, the loan was accelerated and a foreclosure action was instituted. The loan remains in foreclosure but is subject to Connecticut’s continuing foreclosure moratorium and backlog. The property securing the loan is subject to a parking easement and based on a recently updated appraisal showing the property’s value with the parking easement to be zero, the Company has determined to write off the $3.5 million loan. The write down is a non-cash charge. The Company intends to aggressively seek recovery of all amounts due from the personal guarantors of the foreclosed loan. However, the recovery process is uncertain, and it may take an extended period of time to resolve this matter. In the event the Company is successful against the guarantors, any recovery received would be added back to the loan loss provision and taken back into income at such time.

As a result of the write down, the Company expects to record a provision for loan losses during the quarter ending September 30, 2021 in an amount at least equal to the amount of the write down in order to replenish NorthEast Community Bank’s allowance for loan losses. Following the third quarter provision and charge off of the foreclosed loan, the allowance for loan losses is expected to be approximately equal to the allowance for loan losses reported for the quarter ended June 30, 2021, which was approximately $5.1 million. While the write down of this loan and the replenishment of the allowance for loan losses will adversely affect net income for the third quarter, the Company anticipates that it will report net income for the quarter ended September 30, 2021 of approximately $730,000. At September 30, 2021, as of the result of the charge off of the foreclosed loan, the Company expects to have no nonperforming assets in its portfolio. The Company intends to announce third quarter results during the week of October 24, 2021.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its nine branch offices located in Bronx, New York, Orange, and Rockland Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions, the effect of the COVID-19 pandemic (including its impact on NorthEast Community Bank’s business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area and changes in relevant accounting principles and guidelines. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.